Exhibit 5.1

24 April 2020

Matter No.: 831154

Doc Ref: 105982243

852 2842 9531

Anna.Chong@conyers.com

Charissa.Ball@conyers.com

Aesthetic Medical International Holdings Group Limited

P. O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1 - 1205

Cayman Islands

Dear Sirs

Re: Aesthetic Medical International Holdings Group Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 13,024,319 ordinary shares, par value US$0.001 per share (the “Shares”) issuable pursuant to the Aesthetic Medical International Holdings Group Limited Share Incentive Plan adopted on 1 June 2019 and Aesthetic Medical International Holdings Group Limited 2019 Performance Incentive Plan adopted on 3 September 2019 (each a “Plan” and collectively, the “Plans”, which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)            the Registration Statement; and

(ii)           the Plans.

We have also reviewed and relied upon (1) the Fourth Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution on 15 October 2019 with effect from 29 October 2019, (2) copies of the written resolutions of the directors of the Company passed on 1 June 2019, 3 September 2019 and 15 October 2019 and the written resolutions of the shareholders of the Company passed on 1 June 2019, 3 September 2019 and 15 October 2019 containing resolutions approving the adoption of the Plans (collectively, the “Resolutions”), (3) a certificate of good standing of the Company dated 20 April 2020 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares by the Company or transfer of any shares of the Company upon exercise of or payment for shares under the awards granted under a Plan, the Company will receive or have received consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (h) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, and (i) that on the date of issuance of any award under a Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of a Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.                                      The Shares, when issued and paid for in accordance with the relevant Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman